EXHIBIT 99.1

FOR:	REMEDYTEMP, INC.
CONTACT:
Monty Houdeshell Senior Vice President and Chief Financial Officer (949) 425-7600
Roger Pondel/Rob Whetstone PondelWilkinson Inc. (310) 279-5980

RemedyTemp Reports Strong Increase in Fourth Quarter Revenue,

Reflecting Increased Demand for Temporary Help

—Company Sustains Net Loss after Establishing Reserve

Related to Insurance Carrier that Filed for Bankruptcy—

     ALISO VIEJO, Calif.—December 2, 2004—RemedyTemp Inc. (NASDAQ:REMX), which operates as Remedy Intelligent Staffing® and RemX® Specialty Staffing, today reported sharply higher revenue for the fourth fiscal quarter, along with a net loss, after establishing a reserve in connection with a California Court of Appeal ruling involving the California Insurance Guaranty Association (CIGA) and Reliance National Insurance Company (Reliance), RemedyTemp’s former workers’ compensation insurance carrier that filed for bankruptcy.

     Revenue for the fiscal 2004 fourth quarter ended October 3, 2004, which included an additional week, advanced 18.0% to $149.3 million from $126.5 million in the corresponding period last year. The company sustained a net loss of $4.1 million, equal to $0.46 per share, including a $5.9 million pre-tax reserve related to the CIGA/Reliance litigation, compared with a net loss of $24.0 million, or $2.67 per share, in the fourth quarter a year ago.

     “On an operating basis, increased demand for temporary help, along with strategic programs put into place over the past two years, helped to fuel an outstanding quarter that exceeded our expectations,” said Greg Palmer, president and chief executive officer. “Our commercial divisions experienced excellent operating leverage, our RemX® Specialty Staffing unit continued to perform exceedingly well, and externally, the pricing environment appears to have stabilized—all paving the way for what we believe to be a much brighter future for our company and our industry.”

     RemedyTemp reported an operating loss of $5.2 million for the 2004 fourth quarter. However, exclusive of the CIGA litigation reserve, the company would have reported an operating profit on a consolidated basis of $640,000 for the 2004 fourth quarter. The RemX® Specialty Staffing division in which the Company has invested substantially over the last three years was close to breakeven with an approximate $170,000 operating loss in the quarter. The company’s gross margin percentage for the 2004 fourth quarter improved to 19.4% from 11.7% a year ago and 18.4% in the preceding third quarter of fiscal 2004. Gross profit dollars in the fourth fiscal quarter increased 97% over the same quarter last year, 28% when removing the effect of the workers’ compensation adjustment in last year’s fourth quarter. Pre-tax profit without the extra week and excluding the CIGA litigation reserve would have been break-even to a small loss, and revenue would have increased approximately 9%.

     Establishing the reserve in connection with the CIGA/Reliance matter represents management’s best estimate of Remedy’s cost of indemnifying certain clients for losses they may suffer as a result of the ruling. Additionally, the company classified previously paid legal fees related to the CIGA matter to CIGA litigation costs from selling and administrative expenses in the consolidated statement of operations for all periods presented. The company may also choose to reimburse clients that did not enter into contracts with the company or whose contracts may not have included indemnification language. These costs will be treated as period costs and will be charged to the consolidated statements of operations in the period management decides to make any “goodwill” payments to clients. Management’s best current estimate of future goodwill payments is a range of $2.0 million to $3.0 million, but this estimate is subject to change. The company recently has been notified that the California Court of Appeals has granted a petition for a re-hearing of the case, in which the court ruled in October 2004 that the insurers covering RemedyTemp’s client firms, and not CIGA, are responsible for the claims of RemedyTemp employees insured by the now defunct Reliance. CIGA is a body created by law to cover the obligations of failed insurers. RemedyTemp contends that with the ruling, responsibility for claims by temporary workers is being shifted onto insurers that had not collected premiums for such workers, and in some cases, directly onto RemedyTemp clients.

     For the full fiscal year ended October 3, 2004, revenue increased 7.9% to $519.9 million from $482.0 million last year. The net loss for fiscal 2004, including the reserve established in the fourth quarter, amounted to $12.8 million, or $1.42 per share, versus a net loss of $29.2 million, or $3.25 per share, a year ago, which included a $16.9 million valuation allowance against net deferred tax assets.

     RemedyTemp continues to have a strong balance sheet with no debt. At fiscal year end, the company had $48.5 million in total cash and investments, including $41.1 million in restricted cash and investments. The restricted portion was reduced to approximately $25 million subsequent to the close of the fiscal year, upon the signing of a new $50 million credit facility with the company’s existing bank, Bank of America.

     RemedyTemp said its first fiscal quarter is a seasonally weaker period, but it expects results will be improved over the prior year. The company expects to sustain a pre-tax loss of approximately $500,000 to $1.0 million, for the first fiscal quarter ending January 2, 2005, compared with a pre-tax loss of $3.2 million in the corresponding prior year period. Revenue is anticipated to advance 7% to 9% over the $126.0 million reported for the first quarter of fiscal 2004.

About RemedyTemp Inc.

     RemedyTemp, with 238 offices throughout North America, is a professional staffing organization focused on delivering human capital workforce solutions in various business sectors. For additional information about RemedyTemp visit www.remedytemp.com.

     This news release contains forward-looking statements that involve material risks and uncertainties. Such forward-looking statements, including, but not limited to growth and strategies, future operating and financial results, financial expectations for the first quarter of fiscal 2005 and current business indicators, are subject to change based on factors beyond the control of the company. (Certain of such statements are identified by the use of words such as “anticipate,” “believe,” “estimate,” “intend,” “plan,” “expect,” “will,” or “future”).

     Accordingly, the company’s actual results may differ materially from those expressed or implied in any such forward-looking statements as a result of various additional factors, including, without limitation, the continued performance of the RemX® Specialty Staffing division, the company’s ability to realize improvements in the months ahead, changes in general or local economic conditions that could impact the company’s expected financial results, the availability of sufficient personnel, various costs relating to temporary workers and personnel including but not limited to workers’ compensation and state unemployment rates, the company’s ability to expand its sales capacity and channels, to open new points of distribution and expand in core geographic markets, attract and retain clients and franchisees/licensees, the outcome of litigation, software integration and implementation, and other factors described in the company’s filings with the Securities and Exchange Commission regarding risks affecting the company’s financial condition and results of operations. The company does not undertake to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any such forward-looking statement or any projected results expressed or implied therein will not be realized.

     The following table sets forth summary statements of operations and condensed balance sheets and should be read in conjunction with this news release.

###

(Table to follow)

RemedyTemp, Inc.
Condensed Consolidated Statements of Operations
(Amounts in ‘000s, except for per share amounts)

	(Unaudited)
	Three Months Ended		Twelve Months Ended
	October 3,	September 28,	October 3,	September 28,
	2004	2003	2004	2003
Total revenues	$149,282	$126,498	$519,928	$481,965
Cost of sales	120,276	111,754	427,382	405,205
Licensees’ share of gross profit	6,774	6,068	23,818	24,431
Selling and administrative expenses	20,164	17,352	71,251	64,622
CIGA litigation costs	5,976	225	6,080	796
Depreciation and amortization	1,329	2,696	5,844	6,748

Loss from operations	(5,237)	(11,597)	(14,447)	(19,837)
Other income:
Interest expense	(105)	(140)	(413)	(434)
Interest income	229	167	1,010	998
Other, net	214	199	735	731

Loss before income taxes	(4,899)	(11,371)	(13,115)	(18,542)
Provision for (benefit from) income taxes	(756)	12,654	(323)	8,280

Loss before cumulative effect of adoption of a new accounting standard	(4,143)	(24,025)	(12,792)	(26,822)
Cumulative effect of adoption of a new accounting standard, net of income taxes of $1,634	—	—	—	(2,421)

Net loss	$(4,143)	$(24,025)	$(12,792)	$(29,243)

Net loss per share	$(0.46)	$(2.67)	$(1.42)	$(3.25)
Weighted average shares	9,024	9,013	9,022	9,010

Condensed Consolidated Balance Sheets

	October 3,	September 28,
	2004	2003
ASSETS
Current assets:
Cash and investments	$7,414	$28,966
Restricted investments	19,161	2,654
Accounts receivable, net	63,152	60,594
Other current assets	9,073	7,009

Total current assets	98,800	99,223
Fixed assets, net	10,589	12,337
Restricted cash and investments	21,925	21,615
Other assets	6,007	6,019

Total Assets	$137,321	$139,194

LIABILITIES AND SHAREHOLDERS’ EQUITY
Total current liabilities	$43,843	$43,149
Long-term liabilities	29,967	20,681

Total liabilities	73,810	63,830
Total shareholders’ equity	63,511	75,364

Total Liabilities and Shareholders’ Equity	$137,321	$139,194

(Unaudited)
Reconciliation of Proforma Operating Income
Three Months Ended
October 3,
2004
Loss from operations	$(5,237.0)
CIGA litigation costs	5,976.0
CIGA legal expenses	(99.0)

Proforma Operating Income	$640.0